                                                                    EXHIBIT 10.8




                                SUPPLY AGREEMENT

                                    BETWEEN

                           BARMET ALUMINUM CORPORATION

                                      AND

                              IMCO RECYCLING INC.

                                                                    Prepared by:
                                                               Roetzel & Andress
                                                              George A. Dietrich
                                                               Joseph F. Timmons
                                                           75 East Market Street
                                                                 Akron, OH 44308

                               TABLE OF CONTENTS

        I.     Construction of Facility ................................................     2

        II.    Agreement to Sell and to Purchase .......................................     3

        III.   Term ....................................................................     5

        IV.    Tolling Operation .......................................................     5

        V.     Price, Packaging and Terms and Conditions of Sale .......................     8

        VI.    Warranty and Related Rights .............................................     9

        VII.   Force Majeure ...........................................................    11

        VIII.  Proprietary and Confidential Information ................................    11

        IX.    Patent Infringement .....................................................    15

        X.     Employment Matters ......................................................    16

        XI.    Notices and Communication ...............................................    16

        XII.   Independent Status of Parties and Limitation of Authority ...............    18

        XIII.  Arbitration ............................................................     18

        XIV.   Indemnity ...............................................................    19

        XV.    Buyer's Option to Participate ...........................................    20

        XVI.   Rights of First Refusal .................................................    21

        XVII.  Purchase of Personal Property ...........................................    22

        XVIII. Closing Procedure .......................................................    23

        XIX.   Termination .............................................................    24

        XX.    Representations .........................................................    25

        XXI. Miscellaneous ...........................................................    28

        Exhibit "A" (Quantity and Quality of Product Delivered) .....................     33

        Exhibit "B" (Scrap Receiving Procedures) ....................................     36

        Schedule 5.01 (Price) .......................................................     41

        Exhibit "C" (Contract Recoveries) ...........................................     45

        Exhibit "D" (Base Price Adjustment) .........................................     50

        Exhibit "E" (Waste Minimization) ............................................     52

        Exhibit "F" (Supplier's Records) ............................................     54

        Exhibit "G" (Sample Calculation of Recoverable Costs) .......................     64

        Schedule 15.01 (Exercise and Terms of Option) ...............................     65

        Exhibit "H" (Memorandum of Facility Rights of First Refusal) ................     71

        Schedule 16.01 (Participation Formula) ......................................     78

        Exhibit "I" (Memorandum of Rockport Rights of First Refusal) ................     79

        Exhibit "J" (List of and Purchase Price for Personal Property) ..............     87

        Exhibit "K" (Bill of Sale) ..................................................     88

                                SUPPLY AGREEMENT

     This Supply Agreement (the "Agreement") is made and entered into as of this 2nd day of March, 1992, by and between Barmet Aluminum Corporation, an Ohio corporation with its principal place of business at 753 W. Waterloo Road, Akron, Ohio 44314 (referred to in this Agreement and Schedules as "Buyer" and in Exhibits as "Barmet") and IMCO Recycling Inc., a Delaware corporation with its principal executive offices at 5215 North O'Connor Blvd., Suite 940, Central Tower at Williams Square, Irving, Texas 75039 (referred to in this Agreement and Schedules as "Supplier" and in Exhibits as "IMCO").

     WITNESSETH

     WHEREAS, Buyer is engaged in the business of producing aluminum rolled products at its rolling mill facility in Uhrichsville, Ohio (the "Mill"); and

     WHEREAS, Buyer currently operates a Salt Plant (the "Salt Plant"), Crushing Plant (the "Crushing Plant") and Furnace Operations (the "Furnace Operations") in Uhrichsville, Ohio as support operations for the Mill;

     WHEREAS, Supplier has agreed, subject to the terms hereof, to construct a recycling and processing facility in Uhrichsville, Ohio for the purpose of recycling dross, aluminum scrap and concentrates into ingot or molten metal (the "Facility");

     WHEREAS, once the First Phase of the Facility as described below is completed, its recycling capacity will be sufficient to fulfill Buyer's requirements for secondary metal as described in Exhibit "A" and enable Buyer to discontinue its Furnace Operations; and

     WHEREAS, the parties desire to enter into a Supply Agreement whereby Supplier will provide tolling/converting services to Buyer so as to satisfy Buyer's requirements of secondary metal in the form of ingot and molten metal and Buyer will purchase said services from Supplier.

     NOW, THEREFORE, and in consideration of the mutual covenants and conditions set forth herein the adequacy and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties agree as follows:

                      ARTICLE 1. CONSTRUCTION OF FACILITY

     SECTION 1.01 CONSTRUCTION OF FACILITY BY SUPPLIER. Subject to the terms of this Agreement, Supplier agrees to proceed with the construction of the Facility and to complete the installation of five (5) furnaces in the Facility within ten
(10) months after all environmental and construction permits required for the construction of the Facility have been duly procured by Supplier. The period beginning on the date hereof and ending upon the first date that all five (5) furnaces in the Facility become operational is referred to herein as the "First Phase". Supplier agrees to construct additional furnaces as may be necessary to satisfy its supply obligations stated in this Agreement and in Exhibit "A". Supplier shall complete the installation of said additional furnaces in the Facility by April 1, 1993 or within ten (10) months after all environmental and construction permits required for the construction of said additional furnaces have been duly procured by Supplier, whichever is later. Supplier hereby agrees to use its best efforts to obtain all permits required to construct the initial five (5) furnaces, as well as the additional furnaces necessary to satisfy its supply obligations stated in this Agreement and in Exhibit "A". Supplier agrees to cause the Facility to be constructed so that, in Supplier's reasonable judgment, it will contain adequate parking, storage and loading space to facilitate incoming and outgoing truck deliveries.

     SECTION 1.02 CLOSURE OF FURNACE OPERATIONS. Buyer shall completely cease its Furnace

Operations for production purposes upon the completion of the First Phase provided Supplier then has sufficient furnace capacity to satisfy Buyer's requirements of the Product as defined in Section 2.01 below.

                 ARTICLE II. AGREEMENT TO SELL AND TO PURCHASE

     SECTION 2.01 PURCHASE OF REQUIREMENTS. After the completion of the First Phase Supplier shall be Buyer's exclusive source of secondary ingot and molten metal with respect to the Scrap Based Alloys used by the Mill in conformance with the specifications detailed in Exhibit "A" hereto (the "Product"). For purposes of this Agreement, the term Scrap Based Alloys shall refer to all alloys except alloys 1100, 1350, 8111 and 5052 and any additional high purity alloys which may be excluded by agreement as listed in the Registration Record of Aluminum Association Designation and Chemical Composition Limits for Wrought Aluminum and Wrought Aluminum Alloys ("Green Sheet"). Buyer shall, however, be permitted to purchase nominal quantities of primary alloys and other "sweeteners" from vendors other than Supplier to achieve the standards set forth for Scrap Based Alloys in said Green Sheet. In determining the source of raw materials to be used in the production of Buyer's alloys, it is the intent of Buyer to maximize the use of Scrap in the composition of Scrap Based Alloys. Exceptions to this Section 2.01 for ingot tolling arrangements which Buyer has with certain of its sheet customers shall be communicated to Supplier in advance, provided, however, total annual volume for such ingot tolling of Scrap Based Alloys shall not exceed ten (10%) percent of the installed capacity per Exhibit "A" hereto. Except as otherwise provided herein, Buyer shall be prohibited from purchasing any of the Product from any other source, whether on a tolling/conversion or a purchase basis.

     SECTION 2.02 SUPPLY OBLIGATIONS. After the completion of the First Phase and subject to the terms of this Agreement, Supplier shall toll/convert sufficient quantities of Buyer's Scrap (as described in Section 4.01 below) as ordered by Buyer from time to time so as to satisfy Buyer's quantity requirements. Supplier shall not be prohibited from selling any ingot or molten metal it produces at the Facility to purchasers other than Buyer assuming Supplier at all times meets its supply obligations to Buyer hereunder. Notwithstanding the foregoing, it is intended that Buyer shall be the principal customer of the Facility and shall be accorded priority treatment meaning that Buyer's orders shall receive priority scheduling over Supplier's other customers.

     In the event Supplier agrees to sell or toll any ingot, molten metal or any other product or accepts any Scrap at the Facility for any purchaser other than Buyer, Supplier shall not comingle the Scrap, waste, dunnage, or finished products relating to any other purchasers with those of Buyer. Supplier shall maintain and make available to Buyer accurate and complete records of the Scrap, waste, dunnage, and finished products relating to services performed for Buyer under this Agreement and separate records for services provided or products produced for other purchasers. The exact content of said records shall include such detail as may reasonably be requested by Buyer from time to time but shall include, but not be limited to, the data described in Exhibit "F". The parties may, but shall not be obligated to, enter into a separate agreement with regard to Buyer recycling any saltcake generated as a result of Supplier providing services or products to any other purchasers. If such a separate agreement is entered into, the parties will allocate and define obligations with respect to disposal of waste generated as a result of Buyer providing said services to Supplier.

                              ARTICLE III. TERM

     SECTION 3.01 TERM. This Agreement shall be effective as of the date first written above. Subject to the provisions of Section 19.01 below, the obligations of the parties with respect to the delivery and processing of Scrap (as defined in Section 4.01) shall commence at the beginning of the First Contract Year, as defined in this Section 3.01 and shall be in effect for a ten (10) year term thereafter (the "Initial Term"). Buyer shall have the option to extend the term of this Agreement for an additional ten (10) year period at the expiration of the Initial Term based upon the price and terms contained herein (the "Extended Term"). For purposes of this Agreement the term "Contract Year" shall refer to consecutive twelve (12) month periods commencing on the earlier of the first day of the first month in which Supplier processes a minimum of ten million (10MM lbs.) pounds of Buyer's Scrap or notifies Buyer that sufficient capacity has been installed at the Facility to enable it to process said ten million (10MM lbs) pounds per month. Similarly "Contract Quarter" shall refer to each consecutive three (3) month period beginning on the first day of the First Contract Year.

                         ARTICLE IV. TOLLING OPERATION

     SECTION 4.01 TOLLING OPERATION.

     (a) Buyer will order and request Scrap, as described herein, to be delivered to Supplier in accordance with Exhibit "B" hereto. Upon request by Buyer, Supplier will, at its expense, receive and accept said Scrap. For purposes of this Agreement, Scrap shall be classified into the categories listed in Exhibit "C" and shall be defined therein (the "Scrap").

Buyer shall make available for the use of Supplier and Supplier shall at its expense pick up or cause to be picked up concentrates from the Buyer's Crushing Plant, flux from the Buyer's Salt Plant, and dross from Buyer's Mill for its use in the processing of Scrap for Buyer hereunder. To the extent Supplier utilizes any flux, concentrates, and/or dross provided by Buyer in providing services or products to other purchasers as permitted pursuant to Section 2.02 hereof, Supplier shall pay to Buyer the then prevailing market price of said flux, concentrates, and dross. The quantities of Scrap, flux, concentrates, and dross supplied by Buyer shall be sufficient so that, assuming the Supplier obtains recovery rates set forth in Exhibit "C", it will be able to fill Buyer's total requirements of the Product. All Scrap, flux, concentrate and dross supplied by Buyer to Supplier hereunder, as well as the resulting ingot and/or molten metal, shall remain the sole property of and be at all times titled in the name of Buyer, and Supplier shall execute and deliver to Buyer upon reasonable request by and at the expense of Buyer, documentation to evidence and/or perfect such retention of title. The flux provided to Supplier described herein shall be comprised of a minimum of forty percent (40%) potassium chloride with the remainder of said flux consisting of sodium chloride. In the event, but only to the extent, the flux supplied hereunder consists of less than forty (40%) percent potassium chloride, the Supplier may add potash to the flux in amounts necessary to raise the potash content of the flux to the level which would have been accomplished had the flux originally consisted of forty (40%) percent potassium chloride. Subject to the inspection and verification requirements set forth in Section 5.04 hereof with respect to the potassium chloride concentration in the flux, Buyer shall promptly reimburse Supplier for its cost of the potash added to the flux hereunder.

     (b) Supplier shall at its expense deliver or cause to be delivered all saltcake and rotary furnace baghouse dust generated as a result of Supplier's tolling operations for Buyer at the Facility to the Buyer's Crushing Plant. Supplier shall be solely responsible for disposing of all waste, impurities, refuse or other substance or material produced as a result of the Facility operations not otherwise required to be delivered to Buyer hereunder.

     Buyer shall indemnify and hold Supplier, its officers, directors and shareholders harmless from any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys' fees) suffered by Supplier which arise directly or indirectly out of Buyer's treatment, storage, recycling or disposal of saltcake and rotary furnace baghouse dust. Buyer shall from time to time provide to Supplier the information and documentation reasonably requested by Supplier regarding the disposal or recycling of saltcake and rotary furnace baghouse dust by Buyer.

     (c) Supplier shall, as part of its tolling operations, supply and at all times maintain at its expense a sufficient number of crucibles and sow molds necessary to comply with its supply obligations under this Agreement.

     (d) Except as otherwise provided in Section 7.01, Supplier shall at all times during the period of performance of this Agreement, provide and augment as necessary a work force and Plant Capacity fully adequate to perform and comply with this Agreement. The term "Plant Capacity" as used herein shall include but shall not be limited to, engineers, skilled and unskilled workmen, supervision, materials, supplies, tools, equipment and facilities.

     (e) In the event that Buyer offers to sell any excess flux generated at its Salt Plant,

Supplier shall purchase at the then prevailing delivered price so much of said flux as is then needed to satisfy Supplier's requirement of flux at all of its other recycling locations other than the Facility, as well as the Facility's requirements for service or product provided to other purchasers.

          ARTICLE V. PRICE, PACKAGING AND TERMS AND CONDITIONS OF SALE

     SECTION 5.01 PRICE. The compensation and remuneration which Buyer shall be required to pay Supplier in consideration of Supplier's performance of its obligations hereunder is set forth in Schedule 5.01 hereto.

     SECTION 5.02 PACKAGING AND DELIVERY PROCEDURE. Packaging, preparation for transport, delivery, and identification of Product items shall be in accordance with Exhibit "A" hereto. Subject to Section 7.01 hereof, time shall be of the essence with respect to Supplier's delivery deadlines as set forth in said Exhibit "A", but Supplier shall have the right to toll the Buyer's Scrap at any of Supplier's other plants if the Facility is not able to produce the quantities of Scrap, dross and concentrates set forth on Exhibit "A" by the dates indicated thereon. Supplier shall at its expense, deliver or cause to be delivered to the Mill all ingot or molten metal processed pursuant to this Agreement.

     SECTION 5.03 TERMS AND CONDITIONS OF SALE. All orders placed and services performed pursuant to this Agreement shall be subject only to the terms of this Agreement. Notwithstanding the fact that either party may submit purchase orders, acknowledgments, invoices, or similar documentation, any terms or conditions contained in said documents shall be superseded by the terms hereof.

     SECTION 5.04 INSPECTION OF SUPPLIER'S FACILITY. Supplier shall grant to Buyer access to the Facility during normal business hours upon prior written notice for the purpose of verifying Supplier's compliance with the terms of this Agreement, including but not limited to inspecting Buyer's Scrap, verifying the accuracy of Supplier's testing of the potassium chloride concentration in the flux, and verifying that Supplier is maintaining accurate and complete records as described in Section 2.02 of this Agreement.

                    ARTICLE VI. WARRANTY AND RELATED RIGHTS

     SECTION 6.01 WARRANTY. Supplier warrants that the Product will meet the specifications set forth in Exhibit "A" in all material respects. In the event Supplier fails to achieve the recovery rates set forth in Exhibit "C", Supplier shall be obligated to pay the penalty set forth therein either in cash or such other method acceptable to Buyer.

     SECTION 6.02 QUALITY. The Product shall meet the manufacturing, design, performance, and appearance specifications as described in Exhibit "A". Should any of the Product fail to meet said specifications, Supplier shall immediately initiate procedural changes required to correct the deficient condition at its expense. In no event shall Buyer be entitled to consequential damages but this exclusion shall in no event limit or restrict Buyer's right to recover direct and incidental damage for Supplier's breach.

     SECTION 6.03 QUANTITY. Buyer shall furnish Supplier with a written ninety (90) day month by month rolling forecast on or before the first day of each month which shall estimate Buyer's requirements of the Product during the next three months. The parties hereby acknowledge that said forecast for the third (3rd) month in each ninety (90) day period shall be utilized for planning purposes only and Buyer shall incur no obligation to purchase the volume of Product listed on said forecast for the third (3rd) month in each ninety (90) day period nor shall the Supplier be relieved of any of its obligations to satisfy Buyer's requirements hereunder in the event that the Buyer's forecast proves to be substantially lower than the volume of Product eventually purchased. Subject to Section 7.01, Buyer agrees that it will purchase a minimum of ninety (90%) percent of the volume of Product listed in said forecast for the second month, and Supplier agrees that it will accept orders from Buyer for a maximum of one hundred ten (110%) percent of the volume of Product listed in said forecast for the second month, or Supplier's full capacity, whichever is less. Supplier agrees to use its reasonable best efforts to fully satisfy Buyer's requirements hereunder. Upon a minimum of sixteen (16) hours notice from Buyer, Supplier agrees to make changes in its production schedule with respect to the types of alloys requested by Buyer. Notwithstanding
Section 2.02 hereof, Supplier shall not be required to accept orders during the year totalling in excess of the volume set forth in Exhibit "A".
Notwithstanding Section 2.01, Buyer has made no representations or warranties with regard to the level of ingot or molten metal it will require during the term of this Agreement or any extension thereof and shall have no obligation to purchase any minimum level of tolling/conversion services from Supplier except as provided in this Section 6.03.

     SECTION 6.04 DISCLAIMER OF OTHER WARRANTIES. EXCEPT FOR THE WARRANTIES CONTAINED IN THIS ARTICLE VI, SUPPLIER MAKES NO WARRANTY THAT THE PRODUCT COVERED BY THIS AGREEMENT IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, WHICH EXTEND BEYOND THIS ARTICLE VI.

                           ARTICLE VII. FORCE MAJEURE

     SECTION 7.01 FORCE MAJEURE. In any event, and in addition to all other limitations stated herein, the parties hereto shall not be liable for any act, omission, result, or consequence, including but not limited to any delay in delivery or performance, which is due to any act of God, the prior performance of any government order, local labor shortage, fire, flood, or casualty, government regulation or requirement, shortage or failure of raw material, supplies, fuel, power or transportation, breakdown of equipment, or any other cause beyond said party's reasonable control whether of a similar or dissimilar nature to those above enumerated, or due to any strike, labor dispute or difference with workers, regardless of whether or not said party is capable of settling such labor problem.

     Upon the happening of any of the events described in this Section 7.01, Supplier shall have the duty to use its reasonable best efforts to supply the Product to the Buyer from its other plants if the Facility is not able, as a result of one of the events described herein, to process the quantities of Scrap, dross and concentrates set forth on Exhibit "A" at any time during the term of this Agreement.

             ARTICLE VIII. PROPRIETARY AND CONFIDENTIAL INFORMATION

     SECTION 8.01 PROPRIETARY INFORMATION. Buyer and Supplier acknowledge that, in the course of performing their duties under this Agreement, they will necessarily be supplied with confidential and/or proprietary information of the other party concerning business affairs, methods of operation, processes and other information.

     (a) For purposes of this Article VIII, the term "Confidential Information" shall mean any and all proprietary, trade secret, technical and other confidential information concerning the business or affairs of the provider, including but not limited to:

          (i) information concerning the design or method of production of any of the provider's products or services, including but not limited to all records, files, memorandum, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, production specifications, manufacturing processes and methods, production machinery, quality assurance methods, accounting systems, and the like;

          (ii) discoveries, inventions, copyrights, whether patentable or not, and including, without limitation, the nature and result of research, development, manufacturing, marketing, planning and other business activities and all designs, concepts, processes and operational techniques in connection with Supplier's rotary furnaces;

          (iii) ideas, concepts and mathematical formulas which comprise all of said confidential information.

     (b) It is agreed that the Confidential Information shall include all information described in Section 8.01(a) except for any information:

          (i) which is already in recipient's possession, by recipient's development;

          (ii) which is generally available to the public or which becomes generally available to the public through no act or failure to act on the part of recipient or recipient's agents or employees;

          (iii) which is disclosed to recipient on a non-confidential basis by a third party having no obligation to provide it on a confidential basis or to refrain from so doing; or

          (iv) which the recipient can demonstrate by written record was independently developed by persons who did not have access to provider's information.

     Specific information disclosed shall not be deemed to be in recipient's possession, or part of public knowledge or literature, or available to recipient merely because it can be assembled by selection of information previously in recipient's possession or part of the public knowledge or literature or available to recipient from a source other than the provider. Buyer hereby acknowledges that Supplier's rotary furnace design, construction and process is not generally available to the public.

     SECTION 8.02 NON-DISCLOSURE. The parties hereby acknowledge that all Confidential Information has been developed or acquired at considerable expense, and has independent economic value from not being known or readily ascertainable by others, and hereby covenant and agree that each will not communicate or divulge to, or use for the benefit of itself or any other person, firm, association, or corporation, without the prior written consent of the other party, any Confidential Information or Know how (as defined in Section 8.03 below) that may be communicated to, acquired by, or learned by the other party in the course of or as a result of this Agreement.

     SECTION 8.03 KNOW HOW. The parties hereby recognize that the other party has a property interest not only in the actual Confidential Information but also in the ideas, concepts, and mathematical formulas ("Know how") which comprises said information. In addition to each party's duty not to disclose said Know how as provided in Section 8.02, each further agrees that it will not integrate any of the Know how into any of its products which it develops.

     SECTION 8.04 LABELING CONFIDENTIAL INFORMATION. The failure of either party to designate or label any property or information as confidential, proprietary or trade secret shall in no way affect the property's classification as such. In no instance shall any information disclosed to the other party, regardless of whether said information would constitute Confidential Information, be reproduced by the other party in any form whatsoever.

     SECTION 8.05 RETURN OF INFORMATION. Each party agrees, upon request of the other party, to promptly deliver to the other party all drawings, blueprints, manuals, letters, notes, notebooks, reports, computer software, compilations of information and all other material or copies thereof, in whatever form, including without limitation, electronic media or other tangible forms of any information, obtained from the other party, regardless of whether said information would constitute Confidential Information, which is in said party's possession or under said party's control.

     SECTION 8.06 USE BY PARTY'S EMPLOYEES AND AGENTS. The parties hereby agree to limit the number of employees and agents that have access to the Confidential Information to those whose knowledge of such information is essential for said party to satisfy its obligations under this Agreement. Each party shall use its reasonable best efforts to ensure that its employees and agents do not utilize the Confidential Information except in the performance of their duties to said party.

     SECTION 8.07 PUBLICITY. Neither party shall use the name of the other in publicity releases or advertising or for other promotional purposes, without securing the prior written approval of the other party hereto, unless in the opinion of counsel to such disclosing party, such disclosure is required by law in which event a copy will be provided to the non-disclosing party.

     SECTION 8.08 EQUITABLE RELIEF. The parties hereby acknowledge and agree that a breach by it of the provisions of this Article VIII would cause the other party irreparable injury and damage which could not be reasonably or adequately compensated by damages at law. Therefore, each party expressly agrees that in addition to any other remedies provided for by law, in equity or pursuant to this Agreement, either party shall be entitled to injunctive or other equitable relief to prevent a breach of this Article VIII by the other party.

                        ARTICLE IX. PATENT INFRINGEMENT

     SECTION 9.01 PATENT INFRINGEMENT. Supplier shall, at its own expense, defend any suit or proceeding brought against Buyer to the extent the same is based upon a claim that any Product furnished by Supplier hereunder constitutes an infringement of any patent of the United States, and Supplier shall pay all damages and costs awarded in such action against Buyer. In case any Product furnished hereunder is in such suit held to constitute infringement and their use or sales enjoined, Supplier shall, at its expense, either:

     (a)  procure for Buyer the rights to continue using said Product;

     (b)  replace them with non-infringing Products;

     (c) modify them so they become non-infringing, provided that the Products are so modified to Buyer's satisfaction; or

     (d) remove them and refund the purchase price and the transportation costs thereof.

                         ARTICLE X. EMPLOYMENT MATTERS

     SECTION 10.01 PREFERENTIAL HIRING STATUS. Supplier agrees that it will give preferential hiring consideration to Buyer's employees who shall lose their employment as a result of Buyer ceasing its Furnace Operation. Said displaced employees shall be hired by Supplier to staff its operations as needed, so long as they are able to meet the employment standards established for all new hires at the Facility. Supplier is not obligated to assume Buyer's obligations or liabilities under any collective bargaining agreement covering any employees of Buyer.

     Supplier agrees that it shall not hire away employees from Buyer, except those displaced employees described above. Except for those employees who lose their employment as a result of Buyer ceasing its Furnace Operations, under no circumstance shall Supplier employ any individual who was employed by Buyer within a two (2) year period prior to the proposed date of hire unless prior written permission is obtained from the President of Buyer.

                     ARTICLE XI. NOTICES AND COMMUNICATION

     SECTION 11.01 NOTICES AND COMMUNICATION. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person, sent registered mail, postage prepaid, or by electronic transmission confirmed by the recipient addressed as follows:

                                  As to buyer:
                           (when personally delivered)

                           Barmet Aluminum Corporation
                                   Attention:
                               Uhrichsville, Ohio

                                       or

                            (IF TRANSMITTED BY MAIL)

                           Barmet Aluminum Corporation
                            Attention: Terry D. Smith
                              753 W. Waterloo Road
                                Akron, Ohio 44314

                                 WITH A COPY TO:

                               George A. Dietrich
                                Roetzel & Andress
                              75 East Market Street
                                Akron, Ohio 44308

                                 AS TO SUPPLIER:

                           (WHEN PERSONALLY DELIVERED)

                               IMCO Recycling Inc.
                              Attention: President
                                  Irving, Texas

                                       or

                            (IF TRANSMITTED BY MAIL)

                               IMCO Recycling Inc.
                            Attention: Paul V. Dufour
                            5215 North O'Connor Blvd.
                                    Suite 940
                        Central Tower at Williams Square
                               Irving, Texas 75039

                                 WITH A COPY TO:

                            Haynes and Boone, L.L.P.
                       Attention: Marc H. Folladori, Esq.
                                1600 Smith Street
                                   Suite 3700
                              Houston, Texas 77002

     The date upon which any such communication is personally delivered or, if such communication is transmitted by mail or electronic transmission, the date upon which it is received by the addressee, shall be deemed the effective date of such communication. Each party shall promptly advise the other in writing in the event of any change in their respective addresses.

                                  ARTICLE XII.

           INDEPENDENT STATUS OF PARTIES AND LIMITATION OF AUTHORITY

     SECTION 12.01 INDEPENDENT STATUS OF PARTIES. This Agreement does not appoint either party the other's agent, or partner for any purpose whatsoever, nor does it grant to either party any right or authority to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party, nor to bind the other party in any manner whatsoever. Except in the circumstances described in Article XV, no partnership or joint venture is intended nor is created as a result of this Agreement but rather the parties relationship shall be that of a Supplier/Customer and except as otherwise provided herein, each shall be solely answerable for the cost and expenses, consequences and damages arising out of their own acts and from the operation and maintenance of their respective businesses.

                            ARTICLE XIII. ARBITRATION

     SECTION 13.01 ARBITRATION OF CERTAIN DISPUTES. In the event that the parties are unable to agree as to the allocation of certain increases in operating costs and capital expenditures as described in Schedule 5.01(e), or in the event of a dispute regarding either party's rights or obligations under Sections 16.01 or 16.02 said allocation and/or any said disputes shall be finally settled by arbitration as provided herein. In the event of any such dispute, the parties shall for a period of not less than one (1) month discuss in good faith, and attempt to agree upon a resolution of such dispute. In the event that the parties are unable to agree, the issue may be submitted to arbitration of a three (3) member panel as provided for herein. Either party may invoke the arbitration procedure by serving on the other party written notice requesting arbitration. The three (3) member arbitration panel shall be selected pursuant to and the arbitration should be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA). The arbitration shall be conducted before the selected panel according to the then current Commercial Arbitration Rules established by the AAA. All costs for the arbitration shall be shared equally between the parties. The decision of the arbitrators will be final and binding on both parties. Venue of the arbitration shall be in Akron, Ohio. Notwithstanding anything herein, all other disputes, controversies or claims arising out of or in connection with this Agreement shall be instituted and resolved in the federal or state court and pursuant to the law described in Section 21.06 hereof.

                             ARTICLE XIV. INDEMNITY

     SECTION 14.01 BUYER'S INDEMNITY. Buyer hereby agrees to indemnify and hold Supplier, its officers, directors and shareholders harmless from and against any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys fees) arising, directly or indirectly, out of any action or failure to act by Buyer, its employees or agents or any negligence, breach of this Agreement, or misrepresentation, on the part of Buyer, its employees or agents. Notwithstanding anything contained in this Agreement to the contrary, Supplier shalI only be entitled to recover direct and incidental damages and not consequential damages.

     SECTION 14.02 SUPPLIER'S INDEMNITY. Supplier hereby agrees to indemnify and hold Buyer, its officers, directors and shareholders harmless from and against any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys fees) arising, directly or indirectly, out of any action or failure to act by Supplier, its employees or agents or any negligence, breach of this Agreement, or misrepresentation, on the part of Supplier, its employees or agents. Notwithstanding anything contained this Agreement to the contrary, Buyer shall only be entitled to recover direct and incidental damages and not consequential damages.

                    ARTICLE XV.BUYER'S OPTION TO PARTICIPATE

     SECTION 15.01 EXERCISE AND TERMS OF OPTION. Commencing after the completion of the Second Contract Year and continuing during the Initial Term of this Agreement and any extensions thereof, Buyer shall have the option to purchase an interest in the Facility in accordance with Schedule 15.01 hereto. The parties hereby agree to negotiate in good faith and use their best efforts to agree upon the most advantageous form of legal entity to own and operate the Facility. Both Buyer and Supplier hereby acknowledge their intent to be bound by the provisions of this Section 15.01 and that Schedule 15.01 contains the essential terms upon which the Entity (as defined in Schedule 15.01) will be formed, and that the failure of the parties to agree as to any other aspect with respect to the formation and/or operation of the Entity contemplated herein shall not relieve the parties from their obligation to form and operate said

Entity in the event that Buyer exercises its option as provided herein.

                      ARTICLE XVI. RIGHTS OF FIRST REFUSAL

     SECTION 16.01 RIGHT OF FIRST REFUSAL RELATING TO FACILITY. Within ninety
(90) days of the execution of this Agreement, Buyer and Supplier shall execute and deliver the Right of First Refusal (Facility) in the form attached hereto as Exhibit "H" (the "Facility Right of First Refusal"), wherein Supplier shall grant to Buyer a Right of First Refusal to purchase the Facility in the event a third party makes an offer to purchase the Facility on terms that Supplier is willing to accept (the "Facility Offer"), all as in accordance with the terms of the Facility Right of First Refusal. Notwithstanding the Facility Right of First Refusal, the Supplier shall be prohibited from selling, transferring or otherwise disposing of the Facility prior to the completion of the Second Contract Year except as permitted by Section 21.01. The Buyer's option to purchase an interest in the Facility pursuant to Section 15.01 will not be exercisable from the date notice of the Facility Offer has been made by Supplier until the Facility is sold pursuant to the Facility Offer or while any purchase agreement executed pursuant to the Facility Offer is pending, subject, however, to Buyer's right to share in any Profit as defined herein which may result from said sale. In the event of any sale of the Facility which occurs prior to Buyer exercising its right to acquire an interest in the Facility as described in
Section 15.01, Supplier shall pay to Buyer a portion of any Profits resulting from said sale based upon the formula set forth in Schedule 16.01 hereto.

     SECTION 16.02 RIGHT OF FIRST REFUSAL RELATING TO ROCKPORT FACILITY. Upon execution of this Agreement, Buyer and Supplier shall execute and deliver the Right of First Refusal

(Rockport) in the form attached hereto as Exhibit "I" (the "Rockport Right of First Refusal"), wherein Buyer shall grant to Supplier Right of First Refusal to purchase the Buyer's Facility and Rockport, Indiana (the "Rockport Facility") in the event a third party makes an offer to purchase the Rockport Facility on terms that Buyer is willing to accept (the "Rockport Offer"), all as in accordance with the terms of the Rockport Right of First Refusal.

                 ARTICLE XVII. PURCHASE OF PERSONAL PROPERTY

     SECTION 17.01 PURCHASE AND SALE. At the Closing, the Buyer agrees to sell to the Supplier and the Supplier agrees to purchase from the Buyer the Personal Property (as defined in Section 17.02(a) below) for the purchase price and upon the terms and conditions set forth in this Article XVII.

     SECTION 17.02 PERSONAL PROPERTY.

          (a) The Supplier shall purchase from the Buyer such machinery, equipment and other personal property scheduled on Exhibit "J" hereto (the "Personal Property").

          (b) At the Closing the Buyer shall furnish the Supplier with a limited warranty bill of sale (the "Bill of Sale") to the Personal Property in the form as Exhibit "K" hereto. At Supplier's discretion for a period of up to one-hundred twenty (120) days following the transfer of title to said Personal Property to the Supplier as provided for herein, the Supplier shall grant to the Buyer a license to retain possession of and use the Personal Property in Buyer's processing operations. During such possession Buyer shall at its own cost and expense keep the Personal Property in good repair, condition and working order, ordinary wear and tear excepted. Until Supplier takes possession of the Personal Property, Buyer shall assume the entire risk of loss and damage to the Personal Property and shall carry property damage insurance covering the full replacement value thereof. Supplier shall be entitled to no compensation from Buyer as a result of or related to Buyer's use of the Personal Property as described herein. All costs relating to moving the Personal Property to and/or installing it at the Supplier's Facility shall be borne by the Supplier.

     SECTION 17.03 PURCHASE PRICE. The purchase price of the Personal Property shall be as set forth on Exhibit "J" hereto ("Purchase Price").

     SECTION 17.04 CLOSING. The Closing (the "Closing") of the purchase and sale of the Personal Property contemplated hereby shall occur within thirty (30) days of the completion of the First Phase (the "Closing Date"), unless otherwise mutually agreed in writing by the parties hereto or as otherwise extended under the terms of this Agreement. Time is of the essence in this transaction.

     SECTION 17.05 CONDITION OF THE PERSONAL PROPERTY. The Supplier agrees and understands that the purchase of the Personal Property is "AS IS, WHERE IS," without any representation or warranty of any nature whatsoever, except (a) for warranties of title, and (b) that the Personal Property has been kept and will, until delivered to Supplier, be kept in good repair, condition and working order, ordinary wear and tear excepted.

                        ARTICLE XVIII. CLOSING PROCEDURE

     SECTION 18.01 CLOSING PROCEDURES. On the Closing Date Buyer shall deliver to Supplier the Bill of Sale. Supplier shall deliver to Buyer a certified check for the full amount of the purchase price of the Personal Property at Closing.

                          ARTICLE XIX. TERMINATION

      SECTION 19.01 TERMINATION,

      (a) Either of the parties hereto may terminate this Agreement by notice in writing to the other party in any of the following events:

           (i) Any attempted assignment of this Agreement by the other party except as provided in Article XXI of this Agreement;

           (ii)      Dissolution or liquidation of the other party;

           (iii) Application for or appointment of a receiver by the non-terminating party;

           (iv) Assignment for the benefit of creditors by the non-terminating party;

           (v) Appointment of a committee of creditors or a liquidating agent by the non-terminating party;

           (vi) An offer of composition or extension to creditors generally by the non-terminating party;

           (vii) The adjudication of the non-terminating party as bankrupt or insolvent;

           (viii) The non-terminating party files a voluntary petition for bankruptcy or admits in writing that it is unable to pay its debts as they become due;

           (ix) Either party fails to cure a default hereunder, other than as a result of Buyer's failure to make payments when due hereunder or Supplier's failure to deliver the Product when said delivery is required hereunder, within sixty (60) days after receipt of written notice thereof; or

           (x) Subject to Section 7.01, delivery or payments not made when due after the expiration of a sixty (60) day grace period.

      The grace periods provided for in Subparts (ix) and (x) shall be extended during such period as the Parties are negotiating in good faith with regard to a legitimate dispute with respect to the Parties' obligations hereunder.

      (b) In the event that Supplier is unable, despite its reasonable best efforts, to procure the air quality and construction permits required for the construction of the Facility referred to Section 1.01 of this Agreement on or before April 30, 1992, this Agreement shall automatically terminate and the obligation of Buyer to make the scheduled payments set forth in Schedule 5.01(b) and 5.01(c) shall automatically be extinguished.

      (c) In the event of a termination of this Agreement pursuant to the provisions of this Article XIX, except under Section 19.01(a)(x), any orders outstanding as of the effective date of termination shall be filled in accordance with the terms of this Agreement.

      (d) No termination of this Agreement shall in any way affect the obligation of the other party with regard to the provisions of this Agreement previously matured and/or in effect, including, but not limited to, the obligations relating to confidentiality under Article VIII hereof, the right to enforce any remedy for the breach of any terms of this Agreement or the indemnity obligations under Article IX, and Section 4.01(b).

                            ARTICLE XX. REPRESENTATIONS

      SECTION 20.01 REPRESENTATIONS OF BUYER.

      (a) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by its Board of Directors. No other corporate action on the part of Buyer is necessary for the execution, delivery and performance by Buyer of this Agreement. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

      (b) NO CONFLICT. Neither the execution and delivery of this Agreement, nor any other agreement or instrument executed and delivered by Buyer under this Agreement does (i) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, or accelerate or permit the acceleration of the performance under, the Certificate or Articles of Incorporation or Bylaws, as amended, of Buyer, or any contract, judgment, order, award or decree to which Buyer is a party or is subject to by which it is bound or to which any of its assets is subject; (ii) require the approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or filing or registration therewith or notice thereto; (iii) result in the violation by Buyer of any law, rule, regulation or order of any jurisdiction; or (iv) require the consent, approval or authorization of any other person.

      SECTION 20.02 REPRESENTATIONS OF SUPPLIER.

      (a) AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Supplier of this Agreement have been duly authorized by its Board of Directors. No other corporate action on the part of Supplier is necessary for the execution, delivery and performance by Supplier of this Agreement. This Agreement has been duly executed and delivered by Supplier and is a legal, valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

      (b) NO CONFLICT. Neither the execution and delivery of this Agreement, nor any other agreement or instrument executed and delivered by Supplier under this Agreement does (i) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, or accelerate or permit the acceleration of the performance under, the Certificate of Incorporation or Bylaws, as amended, of Supplier, or any contract, judgment, order, award or decree to which Supplier is a party or is subject or by which it is bound or to which any of its assets is subject; (ii) require the approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or filing or registration therewith or notice thereto; (iii) result in the violation by Supplier of any law, rule, regulation or order of any jurisdiction; or (iv) require the consent, approval or authorization of any other person.

                       ARTICLE XXI. MISCELLANEOUS

      SECTION 21.01 BENEFIT. Subject to the restrictions contained in this Agreement prohibiting the assignment of this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. Except as set forth in Section 16.01 and
Schedule 15.01, this Agreement shall not be assigned by either party without the express written consent of the other which consent shall not be unreasonably withheld or delayed. If Buyer or Supplier proposes to assign this Agreement in accordance with terms of this Section 21.01 then Buyer or Supplier, as the case may be, agrees to cause the person or entity to whom this Agreement will be assigned or transferred to assume in writing Buyer's or Supplier's, as the case may be, obligations under this Agreement. Notwithstanding anything contained herein to the contrary, either party shall have the right to assign this Agreement to its direct or indirect wholly owned subsidiary. In addition, notwithstanding any provision herein to the contrary, no provision in this Agreement shall affect in any way the right or power of either Buyer or Supplier, or their respective shareholders, to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in their respective capital structure or business, or any merger or consolidation of either of them, or any other corporate act or proceeding respecting them, whether of a similar character or otherwise. Notwithstanding anything in this Agreement to the contrary, the assignment of this Agreement by either party to a direct or indirect wholly owned subsidiary or any adjustment, recapitalization, reorganization, or other change or merger or consolidation described above shall in no way release said assignor of its obligations and duties under this Agreement.

      SECTION 21.02 NON-WAIVER. The failure of either party at any time to enforce any provision of this Agreement shall not be construed to be a waiver of such provision of the right of the respective party hereunder to enforce any such provision.

      SECTION 21.03 SEVERABILITY. If any provision of this Agreement or the application thereof to any party or circumstance shall for any reason and to any extent be deemed invalid or unenforceable, the remainder of this Agreement and application of such provision to the other parties and other circumstances shall not be affected thereby, but rather the invalid or unenforceable provisions as applied to the particular party or circumstance shall be modified to the extent necessary so as to render said provision valid and enforceable while to the greatest extent possible accomplishing the intended purpose of said provision.

      SECTION 21.04 ENTIRE AGREEMENT. This writing constitutes the entire Agreement between the parties relating to the sale of the Products described herein during the specific term, and any extensions thereof, and supersedes all previous contracts, including but not limited to, the Confidentiality Agreement entered into between the parties hereto on October 17, 1991. Neither party to this Agreement makes any representation to the other party except as expressly set forth in this Agreement. No modification or waiver of any of the terms of this Agreement shall bind either party unless in writing signed by duly authorized representatives of both Buyer and Supplier.

      SECTION 21.05 CAPTIONS. Captions of the sections of this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

      SECTION 21.06 GOVERNING LAW. This Agreement shall be construed under and enforced according to the laws of the State of Ohio, including without limitation the Ohio Sales Act contained in Ohio Revised Code Section 1302, and any action arising out of or related to this Agreement shall be venued in a federal or state court of appropriate jurisdiction in the State of Ohio. The parties hereby consent to the jurisdiction of the said courts.

      SECTION 21.07 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, Buyer and Supplier shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to make effective as promptly and practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing.

      SECTION 21.08 FINDER'S AND BROKER'S FEES. Buyer and Supplier each represent and warrant to the other that there are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by either of them or on either of their behalf.

      SECTION 21.09 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 21.10 SUBSTANTIATION. For purposes of substantiating Supplier's operating costs and capital expenditures, as well as any other financial information or data of Supplier which relates to this Agreement and exhibits, including but not limited to the calculation of sustaining capital expenditures under Schedule 5.01(b), increases in certain operating costs and capital expenditures described in Schedule 5.01(d) and certain costs and expenditures described in Exhibit "D", the Supplier shall record and account for such items in a manner which is consistent with its historical practice applied in a consistent manner or if it is determined by Supplier's independent Certified Public Accountants that it is appropriate to change said historical practice, then in a manner in conformity with generally accepted accounting principles with all said changes being fully disclosed to Buyer.

      SECTION 21.11 REFERENCES. When references appear in this Agreement to a Section, such reference where applicable, should be deemed to refer to the appropriate Schedule to this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the date first written above by their duly authorized representatives.

BARMET ALUMINUM CORPORATION

By /s/ TERRY D. SMITH                           By /s/ NORMAN E. WELLS, JR.
  ------------------------------                  ------------------------------
Title  Vice-Pres. & C.F.O.                      Title  C.E.O
     ---------------------------                     ---------------------------
Date   3-2-92                                   Date   March 2, 1992
    ----------------------------                    ----------------------------

IMCO RECYCLING INC.


By /s/ PAUL V. DUFOUR                           By /s/ RALPH L. CHEEK
  ------------------------------                  ------------------------------
Title  Sr. Vice Pres.                           Title  President
     ---------------------------                     ---------------------------
Date   March 2, 1992                            Date   March 2, 1992
    ----------------------------                    ----------------------------

                                  EXHIBIT "A"

                   QUANTITY AND QUALITY OF PRODUCT DELIVERED

I.    Quantity of Product Delivered

      A. Provided that the necessary construction permits have been received by March 1, 1992, IMCO will have installed capability to process the following annual volumes by April 1, 1993:

                            Scrap            210MM lbs.
                            Dross             12MM lbs.
                            Concentrates      30MM lbs.
                                            -----------
                                             252MM lbs.

           If the construction permits have not been obtained by March 1, 1992, the processing capabilities described above will be made available within 10 months of the receipt of permits to install or April 1, 1993, whichever is later.

      B. Due to seasonal fluctuations, Barmet may request up to 10% of this volume to be processed in any one month except February, and may request up to 8% of this volume during any February.

      C. IMCO will be responsible for supplying and maintaining all crucible and sow molds.

      D. IMCO will be responsible for delivering hot metal or sows to the rolling mill.

II.   Quality of Product Delivered

      A. IMCO will cooperate with Barmet to establish metal cleanliness practices in the total combined IMCO/Barmet cycle. Any holding furnace, filtration unit or other new requirement not practiced by IMCO at present will be jointly considered by both parties to find the lowest cost answer. Any additional operating and/or capital costs incurred by IMCO will be reflected in the price charged to Barmet as mutually agreed.

      B.   Contaminants listed below will not exceed the levels specified:

                     Sodium       -     .0075%
                     Potassium    -     .0025%
                     Calcium      -     .0075%
                     Lithium      -     .0010%

      C.   Chemistry of Metal Supplied:

           1. The average monthly level of magnesium in UBC's will be greater than 0.70% unless otherwise agreed by Barmet.

           2. If scrap materials are available, IMCO will blend where required to meet alloy chemistries required by Barmet.

      D.   Quality Requirements of Molten Metal

           1.        Crucibles must be kept clean and free of contaminants.

           2. The metal must not have excessive skim or salts floating on the top.

           3. Each crucible must be accompanied by weight and composition information.

           4. Crucibles must be at a suitable temperature for pouring when delivered to the rolling mill's molten metal handling system.

      E.   Quality Requirements of Sows

           1. The ingot should be skimmed and poured so that the surface is free of surface and/or entrained salts, excessive skim, surface contamination, corrosion, or seams and folds caused by multiple pours.

           2. Ingots shall have minimum shrinkage cavities and/or internal voids.

           3. Each ingot must clearly display the heat number and alloy on the side of the ingot. Ingots which are out of specification with respect to the stated alloy will be so marked with respect to such elements.

           4. Every shipment is to be accompanied by chemical analysis for each heat. Every shipment is to be accompanied with a sample button for each heat.

           5. Each ingot must be poured level so they can be stacked properly.

           6.        There will be no excessive splashing on sides of ingots.

                                  EXHIBIT "B"

                           SCRAP RECEIVING PROCEDURES

I.    Scope:

      Scrap Receiving Procedures are to be implemented and maintained as agreed to by IMCO and Barmet. Proposed changes will be submitted by IMCO to the Barmet Corporate Materials Management Group for review prior to enactment.

H.    Purpose:

      The receipt, acceptance, and data entry of aluminum scrap must be consistent with Barmet's system to assure:

      - Timely delivery, scrap mix and control of raw material inventory through delivery appointment scheduling.

      - Quality of scrap conforms to published specifications and yields expected recoveries and chemistries.

      -    Open purchase order balances are managed at current status.

      - Suppliers are promptly advised of weight differences, rejections and/or proposed downgrades.

      - Detailed record of delivery performance, quality, and traceability by supplier is readily accessible.

      -    Timely and accurate issuance of scrap payments.

      - Assessment of current raw material inventories by type and forecasting of future requirements.

III.  Delivery Appointment Scheduling

      A. All deliveries of raw materials must be assigned an appointment number for a specific date and time. Appointment numbers should be sequential (nonrepeating) and indicate the calendar month.

           1. A designated employee from IMCO should issue delivery appointments to vendors.

           2. All appointments must be entered into the Barmet mainframe computer at the time of issuance.

                     a. Vendor requesting an appointment must indicate Barmet's P.O. number and applicable scrap type. No appointment will be given without this information.

      B. The delivery appointment schedule is to be printed daily. Appointments may be made as far in advance as practical according to scrap mix requirements, inventory control, and toll customer priority. Delivery appointment schedule will include the following:

           -         Vendor (P.O. issued to)
           -         P.O. Number
           -         Appointment (Release) No.
           -         Type of Material
           -         Delivery Date and Time

IV.   Delivery Documentation

      A. A complete manifest or packing list indicating the applicable Barmet purchase order and a bill of lading must accompany each load.

      B. If load documents presented are incomplete or do not correspond to delivery appointment information, the load is to be held. IMCO is to notify Raw Material Buyers in Akron of any discrepancies. The Buyer will contact the vendor for resolution.

      C. Once all delivery documentation is in order, the IMCO operator gross weighs the vehicle and initiates internal receiving documents (scrap report sheet and/or weight certificate).

V.    Unloading

      A. IMCO's receiving inspector should compare the physical seal numbers to those indicated on delivery documents for agreement and that the seal is intact. If the numbers do not agree or the seal is broken or missing, proper notation must be made on the Bill of Lading and the internal receiving report.

      B. IMCO's receiving inspector should compare actual package type and item count to the supplier's packing list. If a packing list is missing or a discrepancy exists in material type and/or count, notations are to be made on the Bill of Lading and the internal receiving report.

      C. Each delivery lot must be identified by a tag or paint with the corresponding scrap receiving report or weight ticket number. The method of marking must be sufficient to identify the load at a future date.

      D. Separate scale weights must be obtained for each scrap type unloaded from mixed loads. Care should be taken to record the correct purchase order for each scrap type. No more than two (2) scrap types will be allowed per load.

VI.   Inspection

      A. IMCO's receiving inspector must ensure that the physical scrap (type and package) agrees with the purchase order description.

      B. Loose material packed in boxes should be dumped into storage bins or bunkers for thorough inspection, whenever possible.

      C. A hand-held magnet should be passed over as much material as possible to detect the presence of iron or steel.

      D. Each package must be manually inspected for contamination, (i.e., chrome, plastic, dirt, rubber, radiators, wire, etc.). Maximum allowable grease and/or oil is 1% by weight. If present, a sample should be taken and measured by the Supplier.

      If sufficient contamination is evident to cause the entire lot or load to be rejected, unloading should cease and Barmet's Raw Material Buyer notified immediately. The Scrap Rejection form should be completed and faxed to Barmet's Raw Material Buyer. All packages should be put back on the delivery vehicle.

      If contamination is present, but in the opinion of IMCO's inspector, it is not sufficient to warrant outright rejection, the Request for Downgrade form should be prepared and faxed to the Buyer. An estimate of the expected actual recovery, compared to the standard recovery, must be included. The Buyer will discuss with the vendor and notify IMCO of the determination. The load is to be held until final resolution.

           All scrap loads that are downgraded will be identified for separate processing to the extent that downgrading resulted from excessive dirt, oil or other unmeasurable contaminants. Such scrap will be processed on a "best efforts" basis. Where excessive contaminants are measurable, such excessive contamination amounts will be credited to IMCO for recovery calculation purposes.

VII.       Moisture Testing (UBC's)

           A. Moisture testing procedures must be approved by Barmet in advance. Our procedure is based upon the test developed by Alcoa and used in the industry.

           B.        Visually inspect and verify the scrap as specified in
                     Section VI (Inspection).

           C. All lots or loads of UBC, tagged or marked with ID number (see V C), must be held, intact, until the moisture test results are known.

           D. Moisture tests must be completed within twenty-four (24) hours of load delivery.

           E. Moisture test results and overall average are to be recorded on the Moisture Test form.

                     1. In the event the average moisture content exceeds the allowable limit (4%), Barmet's Raw Material Buyer is to be notified. The Buyer win advise IMCO of the vendor's decision.

                     2. Accepted moisture deductions are to be clearly noted on the test result form and attached to all other internal receiving documents.

                            (Note: Excessive moisture, in the opinion of the receiving inspector, that may cause a safety hazard, is cause for rejection without testing).

VIII.      Received Weights and Data Entry

           A. Information on received material will be supplied by IMCO to Barmet within 24 hours of delivery.

           B. Barmet's net received weight will be the governing payable weight.

      1. If the net received weight is less than the shipping claimed weight, for any item or lot, by one-half of one (0.5) percent or more, the load and delivery vehicle are to be held and Barmet's Raw Material Buyer notified immediately.

           Barmet's Buyer will notify the vendor of the weight discrepancy. The Buyer will advise the IMCO plant of disposition.

                                                                     EXHIBIT "F"

DATE: 02/27/92   TIME: 11:23                  MORGANTOWN, KENTUCKY        PAGE 1

                              IMCO RECYCLING INC.
           ********** MONTH END INVENTORY ACTIVITY REPORT **********
                                 AS OF 11/30/91

                              CONVERSION COST/LB:

                               COMPANY BARMET RPT

                 ------------------------- RAW MATERIALS ----------------------------
                 11/01/91                                     11/30/91
MATERIAL            ON                              NON EOL      ON      RAW MATERIAL
 DESIG             HAND      RECEIVED   PROCESSED   SHIPPED     HAND         COST
--------         --------    --------   ---------   -------   --------   ------------
BAS                           160,660    160,660

   ***** COMPANY              160,660    160,660

                 ------------------------ FINISHED GOODS -------------------------
                 11/01/91                           11/30/91
MATERIAL            ON                                 ON      COST      FIN GOODS
 DESIG             HAND      PRODUCED    SHIPPED      HAND     / LB        COST
--------         --------    --------   ---------   --------  -------    ---------
BAS                           148,780                148,780

   ***** COMPANY              148,780                148,780

DATE: 02/27/92   TIME: 11:29                  MORGANTOWN, KENTUCKY        PAGE 1

                              IMCO RECYCLING INC.
            ********** MONTH END RECEIVING STATUS REPORT **********
                          FROM 11/01/91 TO 11/30/91

                                 FOR BARMET RPT


               DATE       LOAD    CUSTOMER   MATERIAL    IMCO     BILLING  CONTRACT   FREIGHT  MATERIAL  FREIGHT   TOTAL
CUSTOMER      ON SPOT    NUMBER    REF. #     DESIG     WEIGHT    WEIGHT     RATE      RATE      COST     COST     COST
--------      -------    ------   --------   --------   ------    -------  --------   -------  --------  -------  --------
BARMET RPT    11/19/91   BAS-1     0001        BAS      26,280    26,280     .0700             1,839.60      .00  1,839.60
              11/19/91   BAS-2     0002        BAS      46,460    46,460     .0700             3,252.20      .00  3,252.20
              11/20/91   BAS-3     0003        BAS      44,960    44,960     .0700             3,147.20      .00  3,147.20
              11/20/91   BAS-4     0004        BAS      42,960    42,960     .0700             3,007.20      .00  3,007.20

              *---- REF ----*      RAW       FINISHED
CUSTOMER      INV. #      DATE    MATERIAL     GOODS      SHIPPED
--------      ------     -----    --------    --------    -------
BARMET RPT                                     25,312
                                               42,454
                                               40,274
                                               40,740

DATE: 02/27/92   TIME: 11:19                  MORGANTOWN, KENTUCKY        PAGE 1

                              IMCO RECYCLING INC.
               ********** CONTRACT PERFORMANCE REPORT **********
                          FROM 11/01/91 THRU 11/30/91

CONTRACT     CONTRACT     CONTRACT     CONTRACT     MATERIAL     MATERIAL     CONT     CONTRACT     CONTRACT     CONTRACT
CUSTOMER      NUMBER      BEG DATE     END DATE      CLASS        DESIG       TYPE      WEIGHT      RECEIVED      EOL IN
--------     --------     --------     --------     --------     --------     ----     --------     --------     --------
BARMET RPT   PO#105990    11/01/91     11/30/91     OTHSCRAP       BAS         T        180,000      160,660      160,660

CONTRACT     CONTRACT     CONTRACT     CONTRACT     CONTRACT     CONTRACT
CUSTOMER     EOL OUT      RECOVERY      PRICE       FREIGHT      COMMENTS
--------     --------     --------     --------     --------     --------
BARMET RPT    148,780       92.60       .0700                    PTD SIDING & MLC

 CUSTOMER        LOAD         DATE       NON EOL      EOL IN      EOL OUT     LOAD       EOL
REF NUMBER      NUMBER      RECEIVED      WEIGHT      WEIGHT      WEIGHT      RECOV      DATE
----------      ------      --------     -------      -------     -------     -----    --------
0001            BAS-1       11/19/91                   26,280      25,312     96.31    11/19/91
0002            BAS-2       11/19/91                   46,460      42,454     91.37    11/19/91
0003            BAS-3       11/20/91                   44,960      40,274     89.57    11/21/91
0004            BAS-4       11/20/91                   42,960      40,740     94.83    11/22/91
                                                      160,660     148,780     92.60

DATE: 02/27/92   TIME: 11:33                  MORGANTOWN, KENTUCKY        PAGE 1

                              IMCO RECYCLING INC.
           ********** MTD/YTD FINISHED GOODS ANALYSIS REPORT **********
                                 FOR BARMET RPT

                           FROM 11/01/91 THRU 11/30/91



     LOAD      HEAT      UNITS/     WEIGHT    ALLOY     PROD   PROD    PROD
    NUMBER    NUMBER     CRUCE       OUT      CODE      FURN   SHFT    DATE
  ---------  --------   -------    --------  ------    ------ ------  ------
  * BAS-1    BAS  813      4          5,558  AL          6      4     11/19/91
  * BAS-2    BAS  816      5          6,450  AL          6      5     11/19/91
  * BAS-2    BAS  817      4          5,148  AL          6      5     11/19/91
  * BAS-2    BAS  818      5          6,320  AL          6      5     11/19/91
  * BAS-2    BAS  820      6          8,308  AL          6      5     11/19/91
  * BAS-3    BAS  836      4          5,546  AL          6      4     11/21/91
  * BAS-4    BAS  842      5          5,990  AL          6      5     11/21/91
  * BAS-4    BAS  844      4          5,342  AL          6      5     11/21/91
  * BAS-2    BAS  815      4          5,474  CF W/FE     6      5     11/19/91
  * BAS-3    BAS  839      8         10,230  CF W/FE     6      5     11/21/91
  * BAS-2    BAS  814      4          5,478  CF 111      6      5     11/19/91
  * BAS-2    BAS  819      4          5,276  CF 111      6      5     11/19/91
  * BAS-3    BAS  838      5          6,834  CF 111      6      4     11/21/91
  * BAS-3    BAS  837      4          5,706  0000000     6      4     11/21/91
  * BAS-1    BAS  811      5          7,154  3004        6      4     11/19/91
  * BAS-3    BAS  834      5          6,550  3004        6      4     11/21/91
  * BAS-3    BAS  835      4          5,408  3004        6      4     11/21/91
  * BAS-4    BAS  841      5          6,428  3004        6      5     11/21/91
  * BAS-4    BAS  845      5          6,200  3004        6      5     11/21/91
  * BAS-4    BAS  846      4          4,972  3004        6      4     11/22/91
  * BAS-1    BAS  810      5          6,686  3105        6      4     11/19/91
  * BAS-1    BAS  812      4          5,914  3105        6      4     11/19/91
  * BAS-4    BAS  840      5          6,586  3105        6      5     11/21/91
  * BAS-4    BAS  843      4          5,222  3105        6      5     11/21/91
                        ----       --------
                         112        148,780


***** BAS    AL           37         48,662  32.71%
             CF W/FE      12         15,704  10.56%
             CF 111       13         17,588  11.82%
             0000000       4          5,706   3.84%
             3004         28         36,712  24.68%
             3105         18         24,408  16.41%
                        -------    --------
                         112        148,780




     LOAD
    NUMBER       -SI-   -FE-   -CU-   -MN-   -MG-   -CR-   -NI-   -ZN-   -TI-   -PB-   -BI-   -BE-   -AL-
  ---------     ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ -------
  * BAS-1         .312   .559   .310   .366   .323   .117   .008   .140   .015   .048   .000   .000  97.802
  * BAS-2         .270   .766   .140   .676   .028   .032   .009   .106   .019   .010   .000   .000  97.944
  * BAS-2         .264   .786   .134   .620   .018   .031   .008   .099   .022   .008   .000   .000  98.010
  * BAS-2         .267   .756   .136   .656   .028   .027   .008   .102   .017   .011   .000   .000  97.992
  * BAS-2         .253   .809   .130   .583   .048   .027   .008   .103   .018   .009   .000   .000  98.012
  * BAS-3         .245   .778   .142   .643   .020   .020   .006   .149   .019   .128   .000   .000  97.850
  * BAS-4         .284   .715   .216   .803   .106   .048   .010   .175   .012   .008   .000   .000  97.623
  * BAS-4         .309   .545   .202   .849   .028   .023   .006   .197   .010   .019   .000   .000  97.812
  * BAS-2         .252  1.030   .144   .639   .020   .042   .010   .104   .019   .008   .000   .000  97.732
  * BAS-3         .263  1.237   .135   .620   .008   .021   .006   .190   .015   .022   .000   .000  97.483
  * BAS-2         .248   .877   .174   .620   .023   .041   .009   .103   .019   .010   .000   .000  97.876
  * BAS-2         .271   .947   .128   .611   .035   .023   .008   .095   .015   .009   .000   .000  97.858
  * BAS-3         .287   .896   .168   .723   .062   .021   .008   .156   .010   .035   .000   .000  97.634
  * BAS-3         .239  4.071   .130   .658   .021   .030   .007  1.510   .023   .016   .000   .000  93.295
  * BAS-1         .259   .584   .212   .635   .031   .024   .006   .109   .009   .006   .000   .000  98.125
  * BAS-3         .300   .656   .199   .642   .016   .029   .009   .126   .017   .014   .000   .000  97.992
  * BAS-3         .261   .700   .150   .632   .009   .024   .006   .146   .016   .010   .000   .000  98.046
  * BAS-4         .282   .585   .207   .709   .010   .035   .007   .155   .012   .008   .000   .000  97.990
  * BAS-4         .250   .544   .208   .785   .018   .033   .006   .149   .013   .009   .000   .000  97.985
  * BAS-4         .248   .649   .221   .575   .026   .037   .008   .121   .012   .007   .000   .000  98.096
  * BAS-1         .252   .505   .166   .527   .066   .064   .005   .083   .010   .005   .000   .000  98.317
  * BAS-1         .259   .549   .208   .695   .257   .072   .007   .153   .013   .006   .000   .000  97.781
  * BAS-4         .341   .548   .251   .668   .023   .044   .010   .186   .008   .014   .000   .000  97.907
  * BAS-4         .323   .682   .229   .740   .023   .036   .010   .203   .010   .013   .000   .000  97.731
                ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ -------
AVE               .272   .866   .179   .651   .050   .036   .007   .190   .014   .017   .000   .000  97.718
HIGH              .341  4.071   .310   .849   .323   .117   .010  1.510   .023   .128   .000   .000  98.317
LOW               .239   .505   .128   .366   .008   .020   .005   .083   .008   .005   .000   .000  93.295

ALLOY CODE
AL                .274   .721   .172   .647   .072   .039   .007   .131   .016   .028   .000   .000  97.893
CF W/FE           .259  1.164   .138   .626   .012   .028   .007   .160   .016   .017   .000   .000  97.573
CF 111            .270   .905   .157   .657   .041   .027   .008   .121   .014   .019   .000   .000  97.781
0000000           .239  4.071   .130   .658   .021   .030   .007  1.510   .023   .016   .000   .000  93.295
3004              .267   .616   .200   .665   .018   .030   .006   .133   .013   .009   .000   .000  98.043
3105              .292   .565   .212   .651   .091   .054   .007   .153   .010   .009   .000   .000  97.956
                ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ -------
                  .272   .866   .179   .651   .050   .036   .007   .190   .014   .017   .000   .000  97.718


DATE: 02/27/92   TIME: 11:42                  MORGANTOWN, KENTUCKY        PAGE 1

                              IMCO RECYCLING INC.
       ********** MATERIAL SHIPMENTS REPORT BY BILL OF LADING **********
                           FOR 12/01/91 THRU 12/31/91

                             SHIPPED BY BARMET RPT




 BILL      BILL       SHIPPING    PRODUCTION   MATERIAL    MATERIAL    SHIPPED     LOAD        HEAT      SHIPPED    SHIPPED    IMCO
NUMBER     DATE       CONTRACT      CONTRACT    CLASS       DESIG        TO       NUMBER      NUMBER     INGOTS      WEIGHT    SALE
------   --------     --------    ----------   --------    --------    -------    ------    ---------    --------   -------    ----
3679     12/17/91     PO#106065   PO#105990   OTHSCRAP    BAS         BARMET       BAS-1    BAS    810      5        6,686       N
                                                                                            BAS    811      5        7,154
                                                                                            BAS    812      4        5,914
                                                                                            BAS    813      4        5,558
                                                                                   BAS-2    BAS    814      4        5,478
                                                                                            BAS    815      4        5,474

      *****TOTAL  3679             TOLL                                36,264                              26       36,264


3680     12/17/91     PO#106065   PO#105990   OTHSCRAP    BAS         BARMET       BAS-2    BAS    816      5        6,450       N
                                                                                            BAS    817      4        5,148
                                                                                            BAS    818      5        6,320
                                                                                            BAS    819      4        5,276
                                                                                            BAS    820      6        8,308
                                                                                   BAS-3    BAS    834      5        6,550

      *****TOTAL  3680             TOLL                                38,052                              29       38,052


3681     12/18/91     PO#106065   PO#105990   OTHSCRAP    BAS         BARMET       BAS-3    BAS    835      4        5,408       N
                                                                                            BAS    836      4        5,546
                                                                                            BAS    837      4        5,706
                                                                                            BAS    838      5        6,834
                                                                                   BAS-4    BAS    840      5        6,586
                                                                                            BAS    841      5        6,428

      *****TOTAL  3681             TOLL                                36,508                              27       36,508


3682     12/18/91     PO#106065   PO#105990   OTHSCRAP    BAS         BARMET       BAS-3    BAS    839      8       10,230       N
                                                                                   BAS-4    BAS    842      5        5,590
                                                                                            BAS    843      4        5,222
                                                                                            BAS    844      4        5,342
                                                                                            BAS    845      5        6,200
                                                                                            BAS    846      4        4,972


      *****TOTAL  3682             TOLL                                37,956                              30       37,956


DATE: 02/27/92   TIME: 11:42                  MORGANTOWN, KENTUCKY        PAGE 2

                              IMCO RECYCLING INC.
       ********** MATERIAL SHIPMENTS REPORT BY BILL OF LADING **********
                           FOR 12/01/91 THRU 12/31/91


                              SHIPPED BY BARMET RPT

   BILL         BILL         SHIPPED       SHIPPED       SHIPPING       TOLL       SALES        SHIPPED       SHIPPED
  NUMBER        DATE           BY             TO         CONTRACT                               IGNOTS        WEIGHT
---------      ------       ---------     ----------     --------      -------    --------     ---------     ---------
3679         12/17/91       BARMET RPT    BARMET         PO#106065      36,264                     26          36,264
3680         12/17/91       BARMET RPT    BARMET         PO#106065      38,052                     29          38,052
3681         12/18/91       BARMET RPT    BARMET         PO#106065      36,508                     27          36,508
3682         12/18/91       BARMET RPT    BARMET         PO#106065      37,956                     30          37,956
                                                                       -------    --------     ---------     ---------
                                                                       148,780                    112         148,780

*****MONTH TOTALS

DATE:  02/27/92  TIME:  11:34                                             PAGE 1
                              IMCO RECYCLING INC.
                              MORGANTOWN, KENTUCKY

                    ********** END-OF-LOAD REPORT **********
                                                             EOL DATE:  11/19/91

 LOAD       CUST REF                     SOURCE        CONTRACT      TYPE      MATERIAL       DATE                     CAR/TRUCK
NUMBER       NUMBER       CUSTOMER      CUSTOMER        NUMBER       P/T        CLASS        RECEIVED      CARRIER       NUMBER
------      --------      --------      --------       --------      ----      --------      --------      -------     ---------
BAS-1       0001         BARMET RPT    BARMET RPT     P0#105990        T       OTHSCRAP      11/19/91      PTS         678

                     WEIGHT         WEIGHT         RECOV
                       IN            OUT            PCT
                     ------         ------         -----
                     26,280         25,312         96.31

  HEAT       UNITS/
 NUMBER      CRUCE     WEIGHT      -SI-     -FE-     -CU-     -MN-     -MG-     -CR-
--------     -----     -------     ----     ----     ----     ----     ----     ----
*BAS 810         5       6,686     .252     .505     .166     .527     .066     .064
*BAS 811         5       7,154     .259     .584     .212     .635     .031     .024
*BAS 812         4       5,914     .259     .549     .208     .695     .257     .072
*BAS 813         4       5,558     .312     .559     .310     .366     .323     .117
             -----     -------
                18      25,312

AVERAGE ANALYSIS -                 .269     .549     .220     .561     .157     .066

                             -NI-     -ZN-     -TI-     -PB-     -BI-     -BE-     -AL-
                             ----     ----     ----     ----     ----     ----     ----
*BAS 810                     .005     .083     .010     .005     .000     .000     98.31
*BAS 811                     .006     .109     .009     .006     .000     .000     98.12
*BAS 812                     .007     .153     .013     .006     .000     .000     97.78
*BAS 813                     .008     .140     .015     .048     .000     .000     97.80

AVERAGE ANALYSIS -           .006     .119     .012     .015     .000     .000     98.0


* - THIS HEAT HAS BEEN SHIPPED.

DATE:  02/27/92  TIME:  11:34                                             PAGE 1
                              IMCO RECYCLING INC.
                              MORGANTOWN, KENTUCKY

                    ********** END-OF-LOAD REPORT **********
                                                             EOL DATE:  11/19/91

 LOAD       CUST REF                     SOURCE        CONTRACT      TYPE      MATERIAL       DATE                     CAR/TRUCK
NUMBER       NUMBER       CUSTOMER      CUSTOMER        NUMBER       P/T        CLASS        RECEIVED      CARRIER       NUMBER
------      --------      --------      --------       --------      ----      --------      --------      -------     ---------
BAS-2       0002         BARMET RPT    BARMET RPT     P0#105990        T       OTHSCRAP      11/19/91      AMERISTAR   025021

                     WEIGHT         WEIGHT         RECOV
                       IN            OUT            PCT
                     ------         ------         -----
                     46,460         42,454         91.37

  HEAT       UNITS/
 NUMBER      CRUCE     WEIGHT      -SI-     -FE-     -CU-     -MN-     -MG-     -CR-
--------     -----     -------     ----     ----     ----     ----     ----     ----
*BAS 814         4       5,478     .248     .877     .174     .620     .023     .041
*BAS 815         4       5,474     .252    1.030     .144     .639     .020     .042
*BAS 816         5       6,450     .270     .766     .140     .676     .028     .032
*BAS 817         4       5,148     .264     .786     .134     .620     .018     .031
*BAS 818         5       6,320     .267     .756     .136     .656     .028     .027
*BAS 819         4       5,276     .271     .947     .128     .611     .035     .023
*BAS 820         6       8,308     .253     .809     .130     .583     .048     .027
             -----     -------
                32      42,454

AVERAGE ANALYSIS -                 .260     .846     .140     .628     .030     .031

                             -NI-     -ZN-     -TI-     -PB-     -BI-     -BE-     -AL-
                             ----     ----     ----     ----     ----     ----     ----
*BAS 814                     .009     .103     .019     .010     .000     .000     97.8
*BAS 815                     .010     .104     .019     .008     .000     .000     97.7
*BAS 816                     .009     .106     .019     .010     .000     .000     97.9
*BAS 817                     .008     .099     .022     .008     .000     .000     98.0
*BAS 818                     .008     .102     .017     .011     .000     .000     97.9
*BAS 819                     .008     .095     .015     .009     .000     .000     97.8
*BAS 820                     .008     .103     .018     .009     .000     .000     98.0

AVERAGE ANALYSIS -           .009     .102     .018     .009     .000     .000     97.9


* - THIS HEAT HAS BEEN SHIPPED.

DATE:  02/27/92  TIME:  11:34                                             PAGE
                              IMCO RECYCLING INC.
                              MORGANTOWN, KENTUCKY

                    ********** END-OF-LOAD REPORT **********
                                                             EOL DATE:  11/21/91

 LOAD       CUST REF                     SOURCE        CONTRACT      TYPE      MATERIAL       DATE                     CAR/TRUCK
NUMBER       NUMBER       CUSTOMER      CUSTOMER        NUMBER       P/T        CLASS        RECEIVED      CARRIER       NUMBER
------      --------      --------      --------       --------      ----      --------      --------      -------     ---------
BAS-3       0003         BARMET RPT    BARMET RPT     P0#105990        T       OTHSCRAP      11/20/91      AMERISTAR   025021

                     WEIGHT         WEIGHT         RECOV
                       IN            OUT            PCT
                     ------         ------         -----
                     44,960         40,274         89.57

  HEAT       UNITS/
 NUMBER      CRUCE     WEIGHT      -SI-     -FE-     -CU-     -MN-     -MG-     -CR-
--------     -----     -------     ----     ----     ----     ----     ----     ----
*BAS 834         5       6,550     .300     .656     .199     .642     .016     .029
*BAS 835         4       5,408     .261     .700     .150     .632     .009     .024
*BAS 836         4       5,546     .245     .778     .142     .643     .020     .020
*BAS 837         4       5,706     .239    4.071     .130     .658     .021     .030
*BAS 838         5       6,834     .287     .896     .168     .723     .062     .021
*BAS 839         8      10,230     .263    1.237     .135     .620     .008     .021
             -----     -------
                30      40,274

AVERAGE ANALYSIS -                 .267    1.351     .153     .651     .022     .024

                             -NI-     -ZN-     -TI-     -PB-     -BI-     -BE-     -AL-
                             ----     ----     ----     ----     ----     ----     ----
*BAS 834                     .009     .126     .017     .014     .000     .000     97.
*BAS 835                     .006     .146     .016     .010     .000     .000     98.
*BAS 836                     .006     .149     .019     .128     .000     .000     97.
*BAS 837                     .007    1.510     .023     .016     .000     .000     93.
*BAS 838                     .008     .156     .010     .035     .000     .000     97.
*BAS 839                     .006     .190     .015     .022     .000     .000     97.

AVERAGE ANALYSIS -           .007     .349     .016     .035     .000     .000     97.


* - THIS HEAT HAS BEEN SHIPPED.

DATE:  02/27/92  TIME:  11:34                                             PAGE 1
                              IMCO RECYCLING INC.
                              MORGANTOWN, KENTUCKY

                    ********** END-OF-LOAD REPORT **********
                                                             EOL DATE:  11/22/91

 LOAD       CUST REF                     SOURCE        CONTRACT      TYPE      MATERIAL       DATE                     CAR/TRUCK
NUMBER       NUMBER       CUSTOMER      CUSTOMER        NUMBER       P/T        CLASS        RECEIVED      CARRIER       NUMBER
------      --------      --------      --------       --------      ----      --------      --------      -------     ---------
BAS-4       0004         BARMET RPT    BARMET RPT     P0#105990        T       OTHSCRAP      11/20/91      AMERISTAR   025021

                     WEIGHT         WEIGHT         RECOV
                       IN            OUT            PCT
                     ------         ------         -----
                     42,960         40,740         94.83

  HEAT       UNITS/
 NUMBER      CRUCE     WEIGHT      -SI-     -FE-     -CU-     -MN-     -MG-     -CR-
--------     -----     -------     ----     ----     ----     ----     ----     ----
*BAS 840         5       6,586     .341     .548     .251     .668     .023     .044
*BAS 841         5       6,428     .282     .585     .207     .709     .010     .035
*BAS 842         5       5,990     .284     .715     .216     .803     .106     .048
*BAS 843         4       5,222     .323     .682     .229     .740     .023     .036
*BAS 844         4       5,342     .309     .545     .202     .849     .028     .023
*BAS 845         5       6,200     .250     .544     .208     .785     .018     .033
*BAS 846         4       4,972     .249     .650     .222     .576     .026     .037
             -----     -------
                32      40,740

AVERAGE ANALYSIS -                 .292     .607     .220     .734     .033     .037

                             -NI-     -ZN-     -TI-     -PB-     -BI-     -BE-     -AL-
                             ----     ----     ----     ----     ----     ----     ----
*BAS 840                     .010     .186     .008     .014     .000     .000     97.9
*BAS 841                     .007     .155     .012     .008     .000     .000     97.9
*BAS 842                     .010     .175     .012     .008     .000     .000     97.6
*BAS 843                     .010     .203     .010     .013     .000     .000     97.7
*BAS 844                     .006     .197     .010     .019     .000     .000     97.8
*BAS 845                     .006     .149     .013     .009     .000     .000     97.9
*BAS 846                     .009     .122     .012     .008     .000     .000     98.0

AVERAGE ANALYSIS -           .008     .170     .011     .011     .000     .000     97.8


* - THIS HEAT HAS BEEN SHIPPED.

                                                                    EXHIBIT "H"

                             RIGHT OF FIRST REFUSAL
                                   (Facility)

     THIS RIGHT OF FIRST REFUSAL (the "Agreement"), is made and entered into as of this 2nd day of March 1992, by and between IMCO RECYCLING INC., a Delaware corporation (the "Grantor") and BARMET ALUMINUM CORPORATION, an Ohio corporation (the "Grantee").

                                   RECITALS:

     A. Grantor is the owner of a parcel of real estate located near Uhrichsville, Ohio described in Exhibit "A" attached hereto (the "Property") on which Grantor intends to construct and operate an aluminum recycling and processing facility (the "Facility");

     B. Grantee owns and operates a rolling mill facility in Uhrichsville, Ohio (the "Mill") located near the Property; and

     C. Grantor and Grantee have entered into that certain Supply Agreement (the "Supply Agreement") dated as of March 2, 1992, wherein Grantor has agreed, among other agreements, to provide tolling/converting services to Grantee to satisfy Grantee's requirements for certain raw materials at the Mill.

     D. Pursuant to and as part of the considerations for the Agreement, Grantor has agreed to grant to Grantee a right of first refusal to purchase the Property and the Facility on the terms set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Right of First Refusal. Grantor hereby grants to Grantee the right of first refusal (the "Right of First Refusal") to purchase the Property and the Facility, together with all equipment, fixtures, licenses, permits and other tangible and intangible personal property and contract rights owned by Grantor and used in connection with the Facility (collectively, the "Plant"). The Right of First Refusal shall apply to any offer to purchase the Plant received by Grantor from a third party (other than a direct or indirect wholly-owned subsidiary of Grantor) and that Grantor is willing to accept, subject to approval of Grantor's acceptance thereof by Grantor's lenders (the "Offer"). Upon receipt of an Offer, Grantor shall promptly give written notice of the Offer to Grantee, together with a copy of the written Offer and any other terms or materials delivered in connection therewith (the "Notice").

Grantee shall have ten (10) days after its receipt of the Notice (the "Acceptance Period") to exercise the Right of First Refusal by delivering to Grantor written notice of Grantee's exercise of the Right of First Refusal and its agreement to purchase the Plant on the same terms as set forth in the Offer (the "Acceptance"). If Grantor does not receive the Acceptance on or before 5:00 p.m. (Dallas, Texas time) on the last day of the Acceptance Period, Grantee shall be conclusively deemed to have waived its Right of First Refusal and Grantor shall be free to sell the Plant on the terms set forth in the Offer. if Grantee delivers the Acceptance to Grantor prior to the expiration of the Acceptance Period, Grantor and Grantee shall execute a written contract substantially identical to the agreement constituting the Offer and Grantor shall sell the Plant to Grantee on the terms and conditions set forth in the Offer. Notwithstanding the above, Grantee shall not have any right to exercise the Right of First Refusal during any time when Grantee is in material default of its obligations under the Supply Agreement.

2. Transfer of Supply Agreement Rights. Notwithstanding any provision herein to the contrary, Grantor agrees that it will not sell the Plant to a third party unless Grantor also transfers to the Transferee, and the Transferee assumes in writing, all of Grantor's rights, liabilities and obligations under and pursuant to the Supply Agreement and this Right of First Refusal. If Grantee fails or refuses to exercise the Right of First Refusal, Grantor shall provide to Grantee such reasonable assurances as Buyer may reasonable require that the Transferee has the ability to perform the obligations of the Grantor under the Supply Agreement in a manner reasonably satisfactory to Buyer.

3. Term. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of the following events:

     (a) The termination of the Supply Agreement or the Supply Agreement is no longer in force and effect; or

     (b) Grantee exercises the Right of First Refusal but fails or refuses to consummate the purchase of the Plant in accordance with the terms of the Offer.

4. Notices. Any notices or other communication required hereunder shall be in writing and deemed effective upon the earlier to occur of (a) actual receipt or
(b) two (2) days after being deposited in the United States mail, certified or registered, postage prepaid, addressed to the Grantee and the Grantor at the following addresses, or to such other address as either party hereto may designate to the other upon ten (10 days written notice:

                 to the Grantee:  Barmet Aluminum Corporation
                                  753 West Waterloo Road
                                  Akron, Ohio 44314
                                  Attention: Terry D. Smith

                 with copies to:  Roetzel & Andress
                                  75 E. Market Street
                                  Akron, Ohio 44308
                                  Attention: George A. Dietrich, Esq.

                 to the Grantor:  IMCO Recycling Inc.
                                  5215 North O'Connor Road
                                  Suite 940
                                  Central Tower at Williams Square
                                  Irving, Texas 75039
                                  Attention: Ralph Cheek, President

                 with copies to:  Haynes and Boone, L.L.P.
                                  1600 Smith Street, Suite 3700
                                  Houston, Texas 77002
                                  Attention: Marc H. Folladori, Esq.

5. Assignment. This Agreement may be assigned by the Grantor to a wholly-owned subsidiary of the Grantor without the consent of the Grantee. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of the other party.

6. Waiver. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement at such time or will be deemed a waiver of such provision at any other time. No modification of this Agreement shall be binding unless in writing and signed by the party against whom sought to be enforced.

7. Binding Effect. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

8. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND ENFORCED ACCORDING TO THE LAWS OF THE STATE OF OHIO.

9. Attorney's Fees. If either party is required to employ an attorney to enforce or defend the rights of such party hereunder, the prevailing party shall be entitled to recover its costs from the other party, including, but not limited to, its reasonable attorney's fees.

10.  Time of the Essence. Time is of the essence with respect to this Agreement.


                                     ******

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by those duly authorized on the day and year first above written.

                                    GRANTEE:

                                    BARMET ALUMINUM CORPORATION, an Ohio
                                    corporation


ATTEST: /s/ TERRY D. SMITH           By: /s/ NORMAN E. WELLS, JR.
       ------------------------         ---------------------------------
        Vice-President & C.F.O.      Its: Chief Executive Officer
       ------------------------          --------------------------------


                                    GRANTOR:

                                    IMCO RECYCLING INC., a Delaware corporation

                                    By: /s/ RALPH L. CHEEK
                                        -------------------------------
                                    Its:    President
                                        -------------------------------

STATE OF OHIO       )
                    )
COUNTY OF SUMMIT    )


     This instrument was acknowledged on this 2nd day of March, 1992, by Terry
D. Smith, Norman E. Wells, Jr. of Barmet Aluminum Corporation, an Ohio corporation, on behalf of said corporation.


                                                  /s/ [ILLEGIBLE]
                                                  ---------------------------
                                                  Notary Public

                                                                 March 2, 1992
                                                                 No Expiration


STATE OF TEXAS      )
                    )
COUNTY OF DALLAS    )

     This instrument was acknowledged on this ____ day of ______, 1992, by ____________, __________ of IMCO Recycling Inc., a Delaware corporation, on behalf of said corporation.



                                                  ---------------------------
                                                  Notary Public

                              IMCO RECYCLING INC.
                              PROPERTY DESCRIPTION
                            TUSCARAWAS COUNTY, OHIO
                                 MILL TOWNSHIP

     Situated in the Township of Mill, County of Tuscarawas and State of Ohio:

     Lot 8 to the Rathbone tract in 4th Qr. Twp. 7 Range 1 U.S.M.D. as follows: beginning at a post on the east boundary of the right of way of B & 0 R. R. and at the north line of lands of Stella Morrison about 500 feet northwardly along said right of way line from the south line of lot 8 thence south 88 deg. 38 min. E 1536.6 feet to a stone; thence north 8 deg. 25 min. west 715 1/2 feet to a stone; thence north 88 deg. 33 min. west 1577 feet to a stone; thence south 11 deg. 33 min. east 720 1/2 feet to place of beginning, containing 25 acres.

                                                                     EXHIBIT "I"

                             RIGHT OF FIRST REFUSAL
                             ----------------------
                                   (Rockport]

     THIS RIGHT OF FIRST REFUSAL (the "Agreement"), is made and entered into as of this 2nd day of March, 1992, by and between BARMET ALUMINUM CORPORATION, an Ohio corporation (the "Grantor") and IMCO RECYCLING INC., a Delaware corporation (the "Grantee").

                                R E C I T A L S:

     A. Grantor is the owner of a parcel of real estate located near Rockport, Indiana, described in Exhibit "A" attached hereto (the "Property") on which Grantor operates an aluminum recycling and processing facility (the "Facility");

     B. Grantor and Grantee have entered into that certain Supply Agreement (the "Supply Agreement") dated as of March 2, 1992, wherein Grantee has agreed, among other agreements, to provide tolling/converting services to Grantor to satisfy Grantor's requirements for certain raw materials at its facility in Uhrichsville, Ohio.

     C. Pursuant to and as part of the considerations for the Supply Agreement, Grantor has agreed to grant to Grantee a right of first refusal to purchase the Property and the Facility on the terms set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Right of First Refusal. Grantor hereby grants to Grantee the right of first refusal (the "Right of First Refusal") to purchase the Property and the Facility, together with all equipment, fixtures, licenses, permits and other tangible and intangible personal property and contract rights owned by Grantor and used in connection with the Facility (collectively, the "Plant"). The Right of First Refusal shall apply to any offer to purchase the Plant received by Grantor from a third party (other than a direct or indirect wholly-owned subsidiary of Grantor) and that Grantor is willing to accept (the "Offer"). Upon receipt of an Offer, Grantor shall promptly give written notice of the Offer to Grantee, together with a copy of the written Offer and any other terms or materials delivered in connection therewith (the "Notice"). Grantee shall have ten (10) days after its receipt of the Notice (the "Acceptance Period") to exercise the Right of First Refusal by delivering to Grantor written notice of Grantee's exercise of the Right of First Refusal and its agreement to purchase the

Plant on the same terms as set forth in the Offer (the "Acceptance"). If Grantor does not receive the Acceptance on or before 5:00 p.m. (Dallas, Texas time) on the last day of the Acceptance Period, Grantee shall be conclusively deemed to have waived its Right of First Refusal and Grantor shall be free to sell the Plant on the terms set forth in the Offer. If Grantee delivers the Acceptance to Grantor prior to the expiration of the Acceptance Period, Grantor and Grantee shall execute a written contract substantially identical to the agreement constituting the Offer and Grantor shall sell the Plant to Grantee on the terms and conditions set forth in the Offer. Notwithstanding the above, Grantee shall not have any right to exercise the Right of First Refusal during any time when Grantee is in material default of its obligations under the Supply Agreement.

2. Term. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of the following events:

     (a) The termination of the Supply Agreement or the Supply Agreement is no longer in force and effect;

     (b) The sale of the Plant to a third party following Grantee's failure or refusal to exercise the Right of First Refusal in accordance with the terms hereof; or

     (c) Grantee exercises the Right of First Refusal but fails or refuses to consummate the purchase of the Plant in accordance with the terms of the Offer.

3. Notices. Any notices or other communication required hereunder shall be in writing and deemed effective upon the earlier to occur of (a) actual receipt or
(b) two (2) days after being deposited in the United States mail, certified or registered, postage prepaid, addressed to the Grantee and the Grantor at the following addresses, or to such other address as either party hereto may designate to the other upon ten (10) days written notice:

                 to the Grantor:  Barmet Aluminum Corporation
                                  753 West Waterloo Road
                                  Akron, Ohio 44314
                                  Attention: Terry D. Smith

                 with copies to:  Roetzel & Andress
                                  75 E. Market Street
                                  Akron, Ohio 44308
                                  Attention: George A. Dietrich, Esq.

                 to the Grantee:  IMCO Recycling Inc.
                                  5215 North O'Connor Road
                                  Suite 940
                                  Central Tower at Williams Square
                                  Irving, Texas 75039
                                  Attention: Ralph Cheek, President

                 with copies to:  Haynes and Boone, L.L.P.
                                  1600 Smith Street, Suite 3700
                                  Houston, Texas 77002
                                  Attention: Marc H. Folladori, Esq.

4. Waiver. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement at such time or will be deemed a waiver of such provision at any other time. No modification of this Agreement shall be binding unless in writing and signed by the party against whom sought to be enforced.

5. Binding Effect. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

6. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND ENFORCED ACCORDING TO THE LAWS OF THE STATE OF INDIANA.

7. Attorney's Fees. If either party is required to employ an attorney to enforce or defend the rights of such party hereunder, the prevailing party shall be entitled to recover its costs from the other party, including, but not limited to, its reasonable attorney's fees.

8.   Time of the Essence. Time is of the essence with respect to this Agreement.



                                  * * * * * *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by those duly authorized on the day and year first above written.

                                    GRANTOR:

                                    BARMET ALUMINUM CORPORATION, an Ohio
                                    corporation


ATTEST: /s/ TERRY D. SMITH          By: /s/ NORMAN E. WELLS, JR.
       -----------------------         ---------------------------------
        Vice-Pres. & C.F.O.         Its: Chief Executive Officer
       -----------------------          --------------------------------


                                    GRANTEE:

                                    IMCO RECYCLING INC.,
                                    a Delaware corporation

                                      By: /s/ RALPH L. CHEEK
                                         -------------------------------
                                      Its:    President
                                          ------------------------------

STATE OF OHIO       )
                    )
COUNTY OF SUMMIT    )


     This instrument was acknowledged on this 2nd day of March, 1992, by Terry
D. Smith, Norman E. Wells, Jr. of Barmet Aluminum Corporation, an Ohio corporation, on behalf of said corporation.


                                                  /s/ [ILLEGIBLE]
                                                  ---------------------------
                                                  Notary Public

                                                                 March 2, 1992
                                                                 No Expiration


STATE OF TEXAS      )
                    )
COUNTY OF DALLAS    )

     This instrument was acknowledged on this 2nd day of March, 1992, by Ralph
L. Cheek, President of IMCO Recycling Inc., a Delaware corporation, on behalf of said corporation.

                                                  LAINE LYKES
                                                  ---------------------------
                                                  Notary Public


=====================
  LAINE LYKES
MY COMMISSION EXPIRES
January 5, 1994
=====================

                          BARMET ALUMINUM CORPORATION

                           REAL PROPERTY DESCRIPTION

                            SPENCER COUNTY, INDIANA

COMMITMENT NO. 87-126A

Beginning at an iron pin, being the northeast corner of the northwest quarter of the northeast quarter of Section (15), Township (7) South, Range (6) West; thence with the east line of said quarter quarter section, S 0 degrees 11'20" E, 1316.66 feet to an iron pin, being the southwest corner of the northeast quarter of the northeast quarter of said section; thence with the south line of quarter quarter section, N 88 degrees 27'18" E, 1327.71 feet to an iron pin, being the northwest corner of the southwest quarter of the northwest quarter of Section
(14), Township (7) South, Range (6) West; thence with the west line of said quarter quarter section, S 0 degrees 20'20" E, 1314.96 feet to a railroad spike, being the northwest corner of the northwest quarter of the southwest quarter of Section (14); thence with the West line of said quarter quarter section, S 0 degrees 36'32" W, 330.10 feet to an iron pin, being in the east line of the northeast quarter of the southeast quarter of said section (15); thence severing said quarter quarter section, S 88 degrees 24'00" W, 1322.42 feet to an iron pin, being in the west line of said quarter quarter section; thence with the west line of said quarter quarter section S 0 degrees 05'52" W, 1006.35 feet to an iron pin, being the northeast corner of the southwest quarter of the southeast quarter of said Section (15); thence with the north line of said quarter quarter section, S 89 degrees l3'25" W, 1312.84 feet to an iron pin, being the southeast corner of the northeast quarter of the southwest quarter of said Section (15); thence with the east line of said quarter quarter section, N 0 degrees 25'44" W, 1317.17 feet to a point, being the southeast corner of the southeast quarter of the northwest quarter of said section (15); thence with the east line of said quarter quarter section, N 0 degrees 32'43" W, 1317.52 feet to an iron pin, being the southeast corner of the northeast quarter of the northwest quarter of said Section (15); thence with the east line of said quarter quarter section, N 0 15'19" W, 1317.52 feet to a concrete nail, being the northwest corner of the northwest quarter of the northeast quarter of said Section (15); thence with the north line of said quarter quarter Section N 88 degrees 29'55" E, 1329.22 feet to the point of beginning. EXCEPT 0.50 acres, more particularly described as follows: Beginning at an iron pin, being the northwest corner of the southwest quarter of the northwest quarter of said Section (14); thence with the west line of said quarter quarter section, S 0 degrees 20'20" E, 66.00 feet to an iron pin, being in the east line of the southeast quarter of the northeast quarter of said Section (15); thence severing said quarter quarter section, S 88 degrees 27'18" W, 330.00 feet to an iron pin and, N 0 degrees 20'20" W, 66.00 feet to an iron pin, being in the South line of the northeast quarter of the northeast quarter of said Section (15); thence with the south line of said quarter quarter section, N 88 degrees 27'18" E, 330.00 feet to the point of beginning. ALSO EXCEPT 0.309 acres, more particularly described as follows: Beginning at an iron pin, being in the west line of the northwest quarter of the northeast quarter of said section (15) and being, S 0 degrees 15'19" E, 873.90 feet from the northwest corner of said quarter quarter section; thence severing said quarter section, the following seven (7) calls:

COMMITMENT NO.

          87-126A

     (1)  N 88 degrees 29'55" E, 75.00 feet to an iron pin;
     (2)  N 0 degrees 15'19" W, 27.00 feet to an iron pin;
     (3)  N 88 degrees 29'55" E, 100.00 feet to an iron pin;
     (4)  S0 degrees 15'19" E, 100.00 feet to an iron pin;
     (5)  S88 degrees 29'55" W, 100.00 feet to an iron pin;
     (6)  N 0 degrees 15'19" W, 27.00 feet to an iron pin;
     (7) S88 degrees 29'55" W, 75.00 feet to an iron pin, being in the West line of said quarter quarter section; thence with the west line of said quarter quarter section, N 0 degrees 15'19" W, 46.00 feet to the point of beginning.

                                  EXHIBIT "J"

                LIST OF AND PURCHASE PRICE FOR PERSONAL PROPERTY

                                  DESCRIPTION

                          Tilting Rotary Furnace with 20 ton Crane and Charging System

                          Scrap Crusher and Conveyor

                          Eight (8) lined Crucibles with lids;
                          Two (2) pre-heat Burner Stations

                          One 40-ton low-bed Truck

     The aggregate purchase price for the Personal Property shall be One Million Dollars ($1,000,000.00).

                                  EXHIBIT "K"
                                  BILL OF SALE

     Know all men by these presents that Barmet Aluminum Corporation, an Ohio corporation, the Grantor, for consideration of One Million Dollars ($1,000,000.00) paid by IMCO Recycling Inc., the Grantee, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell, transfer and deliver onto said Grantee the goods and chattels listed in the Schedule attached hereto (the "Personal Property") marked Exhibit "A" and made a part hereof, and all insurance proceeds and insurance claims of Grantor relating to all or any part of the Personal Property and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Grantor is entitled to enforce with respect to the Personal Property against Grantor's predecessors in title to the Personal Property and against the manufacturers or producers of the Personal Property.

     And the said Grantor hereby covenants to and with the said Grantee that said Grantor is the lawful owner of the above-described goods and chattels; that the same are free from all encumbrances whatsoever, and that said Grantor has good right to sell the same as aforesaid, and that said Grantor will warrant and defend the same against all lawful claims and demands whatsoever.

     Grantee agrees and understands that the purchase of the Personal Property is "AS IS, WHERE IS," without any representation or warranty of any nature whatsoever, except (a) for the warranties of title contained herein, and (b) that the Personal Property has been kept and will, until delivered to Grantee, be kept in good repair, condition and working order, ordinary wear and tear excepted.

     From time to time, as and when requested by Grantee, Grantor shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Bill of Sale.

     This Bill of Sale shall bind Grantor and its successors and assigns and inure to the benefit of Grantee and its successors and assigns.

     The covenants and warranties of Grantor contained herein shall survive the closing of the transfer of the Personal Property evidenced hereby.

     This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Ohio, excluding any conflicts-of-law rule or principle which might refer same to another jurisdiction.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this __ day of __________, ____.




SIGNED AND DELIVERED IN THE PRESENCE OF:        BARMET ALUMINUM CORPORATION

                                                By
----------------------------------------          ------------------------------
                                                Its
----------------------------------------           -----------------------------